Exhibit 10.15
DEUTSCHE BANK TRUST COMPANY AMERICAS
60 WALL STREET
NEW YORK, NEW YORK 10005
October 20, 2008
Wellman, Inc.
1041 521 Corporate Center Drive
Fort Mill, South Carolina 29715
Attention: Chief Financial Officer
and Treasurer and Chief Accounting Officer
Re: Wellman, Inc. Credit Agreement dated as of February 27, 2008
     Reference is hereby made to that certain Credit Agreement, dated as of February 27, 2008, by and among Wellman, Inc. (the “Funds Administrator”) and the other Borrowers party thereto, as debtors and debtors in possession, as Borrowers, the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, and the other agents signatory thereto (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or, if not defined therein, in the Johnsonville Motion (defined below).
     The undersigned Administrative Agent, on behalf of the Majority Lenders, hereby consents to the Funds Administrator’s request that Section 9.1(i)(xv) of the Credit Agreement be amended by (A) deleting the phrase “exit financing and” in sub clause (iii) thereof and replacing it with “exit financing and/or”; (B) deleting the date “October 20, 2008” in sub clause (iii) thereof and replacing it with “October 27, 2008”; and (C) deleting the date “October 20, 2008” in sub clause (iv) thereof and replacing it with “October 27, 2008”. In addition, Administrative Agent, on behalf of the Majority Lenders, hereby agrees that, notwithstanding Section 8.5 of the Credit Agreement, Borrowers may consummate the sale of the Johnsonville facility as described in the “Debtors’ Motion to (A) Approve Sales Procedures; (B) Schedule a Sale Hearing; (C) Approve the Sale of the Assets of Wellman’s Johnsonville Facility; and (D) Approve the Assumption and Assignment of Contracts Relating to the Johnsonville Facility” (the “Johnsonville Motion”) filed as docket number 498 in the Chapter 11 Cases; provided that at the closing of such sale the Funds Administrator pays to the Administrative Agent for application to the outstanding Obligations an amount equal to 100% of the Sale Proceeds (as defined in the Johnsonville Motion) less up to $5.75 million to the extent paid to the First Lien Credit Facility Agent.
     Except as expressly provided herein with respect to Section 9.1(i)(xv) of the Credit Agreement and the waiver with respect to Section 8.5 solely related to the Johnsonville transaction, (i) this letter shall not be construed as a consent, waiver or other modification with respect to any term, condition, or any other provision of the Credit Agreement or any other Loan Document, and each of the Loan Documents shall remain in full force and effect, and (ii) neither this letter, nor any other communication between the Administrative Agent and the Funds Administrator or any other Borrower shall be deemed to be a waiver, modification, or release of any Default or Event of Default, whether such Default or Event of Default arose or arises before, on or after the date hereof and whether or not known to the Administrative Agent.
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Very truly yours, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent
By:	/s/ Dusan Lazarov
Title: Vice President

By:	/s/ David J. Bell
Title: Managing Director

Acknowledged and agreed as of
this 20 day of October, 2008
WELLMAN, INC.

By:	/s/ Keith R. Phillips
Title: Chief Financial Officer